Exhibit 10.5

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of September 28, 2004, by and between BCSD Properties, L.P., a California limited partnership, as successor in interest to IRP Muller Associates, LLC, a Delaware limited liability company and Aston Muller Associates, a California general partnership (“Landlord”), and NEWPORT CORPORATION, a Nevada corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Lease Agreement dated for reference purposes only as of March 27, 1991, as amended by those certain letter agreements dated March 28, 1991, and May 22, 1991, and as further amended by that certain First Amendment to Lease dated January 31, 2002 (collectively, the “Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord that certain real property located at 16700 Aston Street, 1771 Deere Avenue and 1791 Deere Avenue, Irvine, California (collectively, the “Real Property”), together with the Improvements (as such term is defined in Paragraph 1.1 of the Lease), all as more particularly described in the Lease. The Real Property and the Improvements are hereinafter collectively referred to as the “Premises.”

B. Landlord and Tenant have previously determined that certain repairs and improvements to the roof structure of the Premises (the “Roof Improvements”) were required that were the responsibility of Tenant. Such Roof Improvements have been completed, and the cost of such Roof Improvements in the total amount of $243,889 has been paid by Landlord in full.

C. The parties desire to amend the Lease to provide for the manner in which Tenant will reimburse Landlord for the cost of such Roof Improvements, as set forth in this Second Amendment.

D. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amortization of Roof Improvement Cost. The total cost of the Roof Improvements in the amount of $243,889, together with interest accrued thereon at a rate of seven percent (7%) per annum commencing October 1, 2004, will be repaid by Tenant to Landlord as additional rent over the remaining eighty-nine (89) months of the Term of the Lease, in equal monthly payments in the amount of $3,520.75 commencing on October 1, 2004 (the “Additional Rent”). The Additional Rent will be paid by Tenant in addition to the Base Rent payable under the Lease, as such Base Rent may be increased from time to time in accordance with the terms of the Lease.

The amount of Additional Rent shall remain fixed during the remaining term of the Lease, and shall not be subject to, or taken into account in calculating, any increase in Base Rent.

2. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be duly executed by their duly authorized representatives as of the date first above written.

LANDLORD:	BCSD Properties, L.P.,
a California limited partnership

	By:	Corridor Management Consultants, Inc.

	By:	/s/ Atef A. Moussa
	Name:	Atef A. Moussa
	Its:	Assistant Secretary

TENANT:	NEWPORT CORPORATION,
a Nevada corporation

	By:	/s/ William R. Abbott
	Name:	William R. Abbott
	Its:	Vice President of Finance and Treasurer

	By:	/s/ Jeffrey B. Coyne
	Name:	Jeffrey B. Coyne
	Its:	Senior Vice President and General Counsel

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